QuickLinks -- Click here to rapidly navigate through this document
CUSIP No. 784723 10 8	SCHEDULE 13D

Exhibit 99.1

Joint Filing Agreement Pursuant To
Rule 13d-1(k)(1) Under The Securities Exchange Act Of 1934, As Amended

        Each of the undersigned hereby agrees to be included in the joint filing of the Amendment to Schedule 13D dated October 10, 2002 with respect to his or its beneficial ownership of shares of common stock of SSP Solutions, Inc., a Delaware corporation.

        Dated: October 10, 2002

/s/ KRIS SHAH (Signature)
Kris Shah, Trustee of the Kris and Geraldine Shah Family Trust (Name/Title)
/s/ KRIS SHAH (Signature)
Kris Shah, an individual (Name/Title)

QuickLinks

Joint Filing Agreement Pursuant To Rule 13d-1(k)(1) Under The Securities Exchange Act Of 1934, As Amended